EXHIBIT 10.19

SALE AND PURCHASE AGREEMENT

BY AND BETWEEN:

SANOFI-SYNTHELABO FRANCE, a French corporation (société anonyme) with a capital of 12,688,000 euros, having its principal office at 1-13 Boulevard Romain Rolland, 75014 Paris, registered in the Paris Trade and Companies Register under number 403 335 904, represented by Mr. Christian Lajoux and Mr. Didier Blondel, respectively President and Managing Director, and Finance Director of said company.

(hereinafter “SSF”)

AND

CEPHALON FRANCE, a simplified French corporation (société par actions simplifiée) with a capital of 11,553,920 euros, having its principal office at 20 Rue Charles Martigny, 94700 Maisons Alfort, registered in the Créteil Trade and Companies Register under number 552 061 962, represented by Mr. Alain Aragues and by Ms. Ann Baugas, respectively President and Managing Director, and Legal Director of said company.

(hereinafter the “Beneficiary”)

SSF and BENEFICIARY are referred to herein individually as “a Party” or collectively as “the Parties”.

RECITALS

WHEREAS

1                 SSF has entered into “Co-Marketing Agreements” (described more fully below) with ABBOTT FRANCE SA (“ABBOTT”), under which SSF has been granted the right to promote, distribute and sell in France a pharmaceutical product belonging to ABBOTT, known under the international generic name of “clarithromycin” and marketed by SSF under the “Naxy” ® trademark.

2                 Within the Sanofi-Synthelabo offer to the Aventis shareholders, Sanofi-Synthelabo (Sanofi-Aventis since August 20, 2004), has entered into an Undertaking before the European Commission on behalf of its affiliate, SSF, to irrevocably sell all of its rights and obligations under said Co-Marketing Agreements.

3                 Beneficiary expressed an interest in taking over all of the rights and obligations arising under the Co-Marketing Agreements, so that it can sell in its own name the pharmaceutical product known under the Naxy ® trademark.

The Parties then entered into discussions, and consequently

IT HAS BEEN AGREED AS FOLLOWS:

ARTICLE 1 – DEFINITIONS

For the purposes of this agreement the terms set out below are defined as follows:

1.1                   Affiliate: any company directly or indirectly controlling, controlled by, or under common control with, the companies of the Cephalon Inc. or Sanofi-Aventis Groups. Control shall mean the direct or indirect ownership of more than fifty percent (50%) of a company’s share capital.

1.2                   MA: the marketing authorizations for the French market granted for the Pharmaceutical products, the international generic name of which is “clarithromycin”.

1.3                   Marketing: the procurement, storage, physical distribution, promotion, order taking, invoicing and sale of the pharmaceutical products to customers: wholesalers , hospitals or clinics, and retail pharmacies in the Territory.

1.4                   Agreement: the present agreement and its schedules.

1.5                   Co-Marketing Agreements: the Agreements entered into between ABBOTT and SSF (previously known as Sanofi-Winthrop):

•                  Co-Marketing Agreement of December 23, 1991 with amendments 1 to 4, including the contractual letter dated September 25, 1997, regarding indications for “respiratory infections” in the form of 250 mg and 500 mg tablets;

•                  Co-Marketing Agreement of April 17, 1996, regarding the indication for “helicobacter pylori” in the form of 500 mg tablets;

•                  Co-Marketing Agreement of April 15, 1998, regarding the indications for “respiratory infections” in the form of soluble granules for 25mg/ml liquid solutions;

•                  Co-Marketing Agreement of May 31, 2000 regarding the indications for “respiratory infections” in the form of soluble granules for 50mg/ml liquid solutions;

•                  Safety Data Exchange Agreement of December 1, 2003.

1.6                   Effective Date: the effective date of this sale and purchase agreement set by mutual agreement of the Parties, subject to and within five (5) business days of the date when the condition precedent referred to in Article 3 is satisfied, provided, however that the Effective Date shall not fall less than twelve (12) business days after the date of execution.

1.7                   Transfer Date: the date on which the Pharmaceutical products marketing authorizations are transferred to Beneficiary, following authorization by the Director General of the French Health Products Safety Agency, pursuant to the provisions of the Public Health Code, article R 5138.

1.8                   Files: the regulatory files and the documentation necessary for registration of the marketing authorizations with the French health authorities, including formulae, production and control methods and processes, technical and analytical studies and files as well as all the scientific and technical documents concerning the Pharmaceutical products.

1.9                   Transition period: the period between the Effective Date and the Transfer Date. Under no circumstances shall the Transition Period be more than two (2) months from the sending (save a request for additional information from the Director General of the French Health Products Safety Agency) by Beneficiary of the application for transfer of the marketing authorizations drawn up in conformity with the provisions of Public Health Code article R 5138.

1.10            Promotion: the detailing and information provided to physicians in the Territory concerning the Pharmaceutical products through a network of sales representatives, the provision of medical information, medical documentation and implementation of communication programs (symposia, etc.) intended to provide health professionals with information on the Pharmaceutical products.

1.11            Pharmaceutical products: the pharmaceutical products for human use marketed by SSF under the Naxy ® trademark, according to marketing authorizations, in the forms and presentations set forth in Schedule 1.11. The term Pharmaceutical products also refers to the Mono-Naxy ® products set forth in Schedule 1.11.a, not marketed at the time of this agreement, for which marketing authorizations were granted on August 16, 2004 and which have not yet been reviewed by the Transparency Commission. The term also applies to Naxy ® products set forth in Schedule 1.11.b, not marketed at the time of this agreement.

1.12            Territory: France and its overseas departments and territories.

ARTICLE 2 - PURPOSE OF THE AGREEMENT

2.1                   Under the terms of this agreement and subject to satisfaction of the condition precedent set forth in Article 3 hereof, on the Effective Date SSF assigns and transfers to Beneficiary, which accepts, the Co-Marketing Agreements and all of the rights and obligations attached thereto to which SSF is entitled as of the Effective Date hereof under said Co-Marketing Agreements.

The Parties indicate that a tripartite agreement between SSF, Beneficiary and ABBOTT was also signed today, according to which ABBOTT agrees to the transfer by SSF of said agreements to Beneficiary subject to the condition precedent of the occurrence of the Effective Date.

2.2                   All of the rights and assets not expressly defined in Article 2.1 above shall be excluded from the rights and assets transferred under this Agreement. Likewise, Beneficiary shall not be required to enter into any other commitments, obligations or responsibilities of any kind whatsoever unless expressly stipulated under the terms and conditions of this Agreement. In particular, Beneficiary represents that it has on its own staff the personnel necessary to ensure operation of the rights and assets transferred, and more generally represents that it is in a position to ensure as from the Effective Date the Marketing and the Promotion of the Pharmaceutical products under satisfactorily competitive conditions at least equivalent to the conditions under which SSF operated the business prior to the Effective Date of this Agreement. Beneficiary consequently represents that it does not desire the transfer, in any legal form whatsoever, of any SSF or Affiliate personnel who may have been assigned to the operation of the business prior to the Effective Date.

2.3                   As from the Effective Date, SSF shall cease all Promotion and Marketing activities for the Pharmaceutical products in France. Moreover, as from such date and for a period of ten (10) years thereafter, SSF undertakes not to promote or market identical pharmaceutical products in the Territory.

2.4                   SSF undertakes to protect until the Effective Date, the economic viability, market value and competitiveness of the business transferred under this Agreement, in conformity with sound business practices and standard business practice in the pharmaceutical industry sector. SSF further undertakes to reduce the risks of loss of competitiveness of such business. Until the Effective Date, SSF undertakes, in particular:

(i)                                     to manage the Promotion and Marketing of the Pharmaceutical products with prudence and due care and carry on these operations in accordance with its business practices prior to signature of this Agreement. In this regard, SSF notably undertakes prior to the Effective Date not to sell to wholesalers or retail pharmacies any abnormally large quantities as measured by market demand,

(ii)                                  not to perform any acts which would have a material adverse effect on the value or the competitiveness of the business transferred,

(iii)                               to maintain sufficient resources required for the operation of the business available to said business, on the basis of and in accordance with existing business plans.

ARTICLE 3- CONDITION PRECEDENT- EFFECTIVE DATE

Within 10 business days following the signature of this Agreement by the Parties, SSF undertakes to petition the competition authorities for their agreement on (i) the choice of a Beneficiary entity and (ii) the conditions set forth herein, pursuant to articles 16 and 17 of the

Undertakings entered into on April 23, 2004 by Sanofi-Synthelabo (today Sanofi-Aventis) before the European Commission, in the Comp./M.3354 case.

SSF undertakes to inform Beneficiary of the Competition authorities’ decision within two business days following SSF’s receipt thereof, by facsimile sent to Beneficiary at the following number: 01 49 81 80 90 for the attention of Ms. Ann Baugas, confirmed by electronic mail to the following address: abaugas@cephalon.fr.

Should the Competition authorities decide against the proposed transfer or fail to reply by December 31, 2004 at the latest, each Party shall have the option of terminating this Agreement, effective immediately, simply by notifying the other party of such decision. In such case, the parties undertake to sign and send the Escrow Bank a joint letter of instruction for said bank, a template of which is attached in Schedule 11a.

Each of the Parties shall use its best efforts to take the abovementioned steps without delay. The Parties shall cooperate in this respect, within limits reasonably acceptable to the Party which is not responsible for the given action.

ARTICLE 4- REGULATORY IMPLEMENTATION

4.1                   SSF’s responsibility:

4.1.1         On the date of signature:

SSF shall provide Beneficiary with the artworks ,designs, graphics, digital photo tools, packaging templates presently used in the Territory, a copy of the market study and marketing plans listed in Schedule 4.1.1, a copy of the promotional materials listed in Schedule 4.1.2, all of the training materials with regard to the Pharmaceutical products (digitized modules and presentations), part I of the Files including tabulated summaries of clinical studies available on Naxy ® and Mononaxy ®, the bibliography, the standard medical information letters (called  B.Q.R.), the level of inventory for each Pharmaceutical product and for each presentation, and the purchase and sales forecasts over the next twelve months for each Pharmaceutical product and for each presentation, in order to allow Beneficiary to prepare in advance and at its own risk the operations for which it is responsible as from the Effective Date.

Schedule 4.1.1a also lists the items, which SSF undertakes to provide to Beneficiary within no more than five (5) business days following the date of signature of this Agreement.

4.1.2                    On the Effective Date:

•                              The Parties agree to sign (i) an affidavit certifying satisfaction of the condition precedent set forth in article 3 above and the occurrence of the Effective Date of this transfer agreement, and (ii) the letter of joint instructions to the Escrow Bank, a template of which is attached in Schedule 11b.

•                              SSF undertakes to sign the letter of waiver or any other document and to take any other reasonably necessary steps to enable Beneficiary to obtain the transfer in its name of the marketing authorizations, pursuant to Public Health Code article R. 5138.

•                              SSF undertakes to ensure that its Affiliate, Sanofi-Aventis, shall sign any necessary documents and take any necessary steps to enable Beneficiary to secure the transfer in its name of Naxy ® and Mononaxy ® trademarks registered with the National Institute of Industrial Property under the name of Sanofi-Synthelabo, with the express stipulation that the Naxy ® and Mononaxy ® trademarks belong to ABBOTT France.

•                              SSF undertakes to give Beneficiary the original copies of the Co-Marketing Agreements and their amendments, as well as copies of any correspondence between ABBOTT and SSF which would provide clarification or additional information on certain contractual provisions of the Co-Marketing Agreements, with the stipulation that such letters are given to Beneficiary by SSF for information only and that they can in no way be construed as constituting the entire correspondence between ABBOTT and SSF with regard to the Pharmaceutical products, and more generally with regard to their cooperation since the signature of the Co-Marketing Agreements. SSF also undertakes to provide Beneficiary with all the elements constituting the Files, all the promotional documents prior to 2002 remaining in the possession of SSF, the transparency files including correspondence with the Transparency Commission, the economic files, all of the correspondence with the French Health Products Safety Agency, in particular with regard to advertising and Pharmacovigilance, any and all on-going tenders and agreements, as well as any other documents useful to Beneficiary in its exercise of the rights and use of the assets transferred by SSF, and in particular all of the items listed in Schedule 4.1.2a.

•                              SSF transfers all of its copyrights with regard to advertising and promotional campaigns developed for Naxy ® and listed in Schedule 4.1.2 such as the “Dragon Naxy” and “Comtwa” logos. To this effect, SSF shall provide Beneficiary with the original copies of the advertising contracts relative to each copyright transferred and shall specify the scope of the rights transferred.

4.1.3                     SSF undertakes to ensure that the documents it provides to Beneficiary pursuant to this Article 4.1 are communicated wherever possible in digital format and that the advertising artwork is communicated on media and in formats compatible with a PC (in particular in unlocked PDF format, (EPS) illustrator format, JPEG format, as well as with the equipment used by advertising agencies and printers).

4.2                              Beneficiary’s responsibility:

4.2.1                       On the Effective Date:

Beneficiary shall pay any and all direct and indirect taxes, levies and charges of any kind whatsoever generated by the Promotion and Marketing by Beneficiary of the Pharmaceutical products, in particular those resulting from the provisions of Public Health Code article L 5121-17. Beneficiary shall also market the Pharmaceutical products in accordance with the marketing and distribution agreement and shall ensure compliance with the legal, administrative or regulatory provisions concerning their Promotion and Marketing in the

Territory. To avoid any ambiguity, it is stipulated that SSF shall pay on a pro-rated basis until the Effective Date, any taxes in relation to the “Convention” relating to the sale of the Pharmaceutical products in the Territory.

4.2.2                        Within two (2) business days following receipt of the letter of waiver referred to in Article 4.1.2, Beneficiary undertakes at its cost to take to take all necessary steps as provided in Public Health Code article R 5138, in order to obtain the  transfer of the marketing authorizations under its own name for the Pharmaceutical products and shall pay all costs incurred in connection with the said transfer.

ARTICLE 5 - TRANSFER

5.1                              Beneficiary undertakes to inform SSF of the transfer of the marketing authorizations to it within two (2) business days of receipt of notification by Beneficiary from the French Health Products Safety Agency that the Pharmaceutical product marketing authorizations have been transferred.

5.2                              Beneficiary shall as from the Transfer Date:

•                                         Bear all pharmaceutical liability for the marketing and distribution of the Pharmaceutical products pursuant to Public Health Code article R 5106.

Pharmaceutical liability for marketing and distribution covers the following operations:

•                                         selling,

•                                         producing and reviewing promotional material,

•                                         providing medical information,

•                                         Adverse event reporting,

•                                         Tracking product and withdrawing non-conforming batches.

ARTICLE 6 – TRANSITION PERIOD

6.1                               Pursuant to the provisions of Public Health Code article R 5106-3, as from the Effective Date SSF assigns to Beneficiary, which accepts, responsibility as from such date for Promotion to health care professionals and Marketing of the Pharmaceutical products in the Territory.

6.2                               During the period in which SSF remains the marketing holder, SSF will continue to be solely liable towards the competent authorities, in particular the French Health Products Safety Agency, with respect to all obligations incumbent on SSF in its capacity as marketing authorization holder for the Pharmaceutical products in the Territory, it being understood that Beneficiary will use any and all means reasonably necessary to enable SSF to fully comply with such obligations.

6.3                               On the Effective Date, the Parties will sign a marketing and distribution agreement in the form set forth in Schedule 6.3.

ARTICLE 7- SALE OF INVENTORY

7.1                               On the Effective Date, Beneficiary undertakes to buy from SSF the inventory of the Pharmaceutical products meeting specifications and released by manufacturer at their net book value on SSF’s books, calculated according to the accounting rules in effect within the Sanofi-Aventis Group.

The Parties shall jointly draw up an inventory of the stock stored at Sanofi Winthrop Industrie, Industrial Zone Couvertaire, 33450 Saint-Loubes, no later than two (2) business days before the Effective Date. There shall be no turnover between the date of inventory and the Effective Date.

So that Beneficiary is in a position as from the Effective Date to fill its customers orders as well as those received by SSF before the Effective Date which SSF was unable to fill, the Parties agree to consign on the date indicated in a consignment contract signed on this day by the Parties (“the Consignment Contract”) in storage facilities designated by Beneficiary a certain quantity of the Pharmaceutical products to be defined under the Consignment Contract.

It will not be possible to transfer any batch of the Pharmaceutical products with an expiration date of less than one year or which are not in good condition. Moreover, Beneficiary will not take over any samples that were in the possession of SSF sales representatives.

Beneficiary represents that it is aware of the fact that the projected inventory value as of November 30, 2004, and estimated by SSF for information purposes only, is 3 826 840 (three million eight hundred twenty six thousand eight hundred and  forty) euros, based on that projection.

Payment of that amount shall be made by check remitted by Beneficiary to SSF on the Effective Date.

7.2                               For a period of 6 months as from the Transfer Date, Beneficiary will be authorized to market the Pharmaceutical products under the SSF logo and in SSF packaging. Thereafter, Beneficiary will be able to market the Pharmaceutical products in packaging identical to that of SSF, for each presentation, as indicated in Schedule 7.2, provided that the names of SSF and its Affiliates are replaced by Beneficiary’s own names and logo on all packaging items (blister or bottle, packaging  and prescribing information) and that it removes the comma logo  from the seal flaps, as indicated in Schedule 7.2.

7.3                                 Beneficiary shall bear the transportation expenses incurred in transferring the inventory to its facilities or to the facilities of the service provider appointed by Beneficiary.

ARTICLE 8 – REPRESENTATIONS AND WARRANTIES

8.1                               Beneficiary agrees to take over all of the rights and obligations transferred under this Agreement, as they stand on the Effective Date, without any possibility of making any claim whatsoever with regard to said rights and obligations or to the Promotion and Marketing of the Pharmaceutical products, subject solely to the representations and warranties herein.

8.2                               Under this agreement, SSF represents and warrants to Beneficiary that:

(a)                      SSF is the lawful holder of the rights and assets assigned or transferred, having legitimately acquired them from ABBOTT or developed them itself in the normal course of business. Those rights and assets are not encumbered by any pledge, lien, restriction or security interest whatsoever such that they would not be freely transferable.

(b)                     Schedule 8.2(b) of this Agreement contains information on sales of the Pharmaceutical products by SSF over the three (3) fiscal years 2001, 2002 and 2003 as well as during the first ten (10) months of 2004 and the operating results for these periods. Given the specific nature of the rights and assets assigned under this Agreement, Beneficiary recognizes and agrees that these operating results – calculated according to applicable accounting rules within the Sanofi-Aventis Group and taken from its cost accounting system– are only estimates prepared on the basis of SSF documents and accounting records and the specific business structure of the Sanofi-Aventis Group. Beneficiary also recognizes and agrees that it conducted a due diligence investigation of such rights and assets prior to the signature of the Agreement, and that as part of said due diligence investigation it had access to all the information necessary for a reasonable determination of the profitability levels of such rights and assets that it can expect, and in particular all of the accounting documents held by SSF concerning the Marketing of the Pharmaceutical products.

(c)                      The acquisition by Beneficiary of the rights and obligations which are the subject of this Agreement shall not give rise to any right to occupy any real property under a lease or in any other form.

(d)                     With the exception of the litigation indicated in Schedule 8.2 (d), no legal action against SSF is pending, or to its knowledge, likely to be brought against it in the foreseeable future, concerning (i) the manufacture, distribution and/or sale of the Pharmaceutical products, and (ii) more generally any of the rights or assets transferred under this Agreement.

(e)                      SSF warrants to Beneficiary that it will  be responsible for the product liability suits indicated in Article 8.2 (d) and any product liability suits which could be brought after the Effective Date and involve a Pharmaceutical product marketed by SSF prior to the Effective Date. In this respect, SSF indemnifies and holds Beneficiary harmless against any financial consequences of such litigation.

The warranty in (e) above is granted to Beneficiary provided that Beneficiary enables SSF to defend its interests by communicating any and all information and documentation or facts reasonably necessary for such purpose.

(f)                        There is no commercial bank, broker or other intermediary authorized to act on behalf of SSF that could claim fees or commissions from Beneficiary by virtue of the transfer of rights and obligations under this Agreement.

(g)                     SSF indemnifies and holds Beneficiary harmless against the financial consequences of any claims or recalls of batches of the Pharmaceutical products marketed by SSF.

8.3                               Under this Agreement, Beneficiary represents and warrants to SSF that:

(a)                      It has obtained from its parent company, Cephalon Inc., all authorizations of any kind necessary for the signature of this Agreement and for the consummation of the transactions set forth in this Agreement, and more generally, that the signature of this Agreement represents a binding commitment pursuant to applicable law and its articles of incorporation and bylaws.

(b)                     It is a professional of the pharmaceutical industry that relies on the capabilities of its various departments and has conducted a complete due diligence investigation of the rights in the Pharmaceutical products transferred under this Agreement, including a full audit of the marketing authorization files for such Pharmaceutical products.

It acknowledges that it has been fully informed in this respect and has all the data it requires to be sufficiently informed about the Pharmaceutical products and their marketing authorizations in the Territory.

ARTICLE 9- LIMITATION OF SSF LIABILITY UNDER THE REPRESENTATIONS AND WARRANTIES

(a)                      Within the limits set forth in paragraph (b) above, the sole and exclusive liability of SSF for any breach whatever of the representations and/or warranties stipulated in Article 8 above shall be determined in accordance with the provisions of paragraph (b) below.

(b)                     It is stipulated and agreed that:

(i)                                     With the exception of the litigation indicated in Schedule 8.2 (d), Beneficiary shall not make any claims against SSF for any fact or event which he has been informed of during the due diligence procedure conducted by it prior to the date of signature of this Agreement.

(ii)                                  With the exception of the warranty granted in sections 8.2 (d), 8.2 (e) and 8.2 (g) above, SSF shall not be liable for any breach of any of the representations and/or warranties whatsoever stipulated in Article 8 above, unless the loss caused to Beneficiary as a result of said breach is in excess of [**] euros.

**           Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(iii)                               With the exception of the warranty granted in articles 8.2 (d), 8.2 (e) and 8.2 (g) above, SSF shall not be required to indemnify Beneficiary in the event SSF breaches any of the representations and/or warranties whatsoever stipulated in Article 8 above unless the aggregate loss caused by said breach or breaches is in excess of [**] euros.

In order to avoid any ambiguity, it is stipulated and agreed that in calculating said aggregate amount, no individual breach representing less than the sum referred to in paragraph (b) (ii) above shall be taken into account.

It is further stipulated and agreed that SSF shall not be liable for such sum and, accordingly, that if the sum of [**] euros referred to in the preceding paragraph is reached, SSF shall only owe Beneficiary the amount in excess of said threshold.

(iv)                              With the exception of the warranty granted in articles 8.2 (d), 8.2 (e) and 8.2 (g) above, for any breach of the representations and/or warranties under Article 8 above, the cumulative amount owed by SSF to Beneficiary shall not exceed the sum of [**] euros.

(v)                                 With the exception of the warranty granted in articles 8.2 (d), 8.2 (e) and 8.2 (g) above, SSF shall no longer be subject to any obligation to indemnify Beneficiary for any breach of the representations and/or warranties under Article 8 above, after a period of [**] months from the Effective Date of this Agreement. Thereafter, only those claims notified prior thereto by Beneficiary to SSF by registered letter, return receipt requested shall be covered by the provisions of this Article 9.

ARTICLE 10 – ASSISTANCE AND ADVISORY SERVICES – MARKETED FORMS

On the date of signature of this Agreement, SSF shall give Beneficiary the documents for training relating to the Pharmaceutical products, including any training document which could have been prepared for the launch of Mononaxy ®, and shall provide the following in accordance with a schedule to be agreed upon by the Parties, but in any event between the date of signature and the Effective Date of this Agreement:

•                                         assistance with training Beneficiary’s sales representative trainers to the relevant medical/marketing data, by making two members of SSF’s marketing team in charge of Naxy ® available to Beneficiary in the Paris region for a total of two half-days,

•                                         assistance with scientific training of Beneficiary’s sales representative trainers, by making the Naxy ® product physician available to Beneficiary in the Paris region for a total of three days.

**           Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

ARTICLE 11 –PURCHASE PRICE

Under the terms of this Agreement and subject to its conditions, in exchange for the transfer and assignment of the Co-Marketing Agreements and of the rights and obligations attached thereto, Beneficiary shall pay SSF the final lump sum total amount of 31 000 000 euros without VAT (thirty one millions excluding Value Added Taxes), without prejudice to the amounts paid pursuant to Article 7 above.

The total amount shall be paid by a check drawn on the OBC – Odler Bungener Courvoisier Bank— made out to BNP PARISBAS and remitted to SSF for deposit in the escrow account in that bank (hereinafter the “Escrow Bank”) on the signature date. SSF will immediately deposit the check with the Escrow Bank. The Parties have asked the “Escrow Bank” to open an account in the name of SSF for that purpose. The conditions for release of the escrow are specified in the November 30, 2004 letter from Beneficiary and SSF to the Escrow Bank, a copy of which is attached as Schedule 11 to this Agreement. The templates for joint instruction letters requesting release of the Escrow referred to in Article 3 and Article 4.1.2 are found in Schedules 11 a and 11 b.

The total amount indicated in the first paragraph of this Article 11 may not be adjusted or modified in any way.

ARTICLE 12 –CONDITION SUBSEQUENT

12.1                          This Agreement is entered into subject to the condition subsequent that the Director General of the French Health Products Safety Agency issues a final denial of a request to transfer one or more marketing authorizations within the two-month period referred to in Public Health Code article R 5138.

12.2                                Should the above condition subsequent occur, this Agreement shall be deemed rescinded by operation of law. In that case, (i) Beneficiary shall promptly return to SSF all the documents, Files, graphics, etc., and in particular those referred to in Article 4.1 given to Beneficiary by SSF in connection with the performance of this Agreement, (ii) SSF shall reimburse Beneficiary the transfer price specified in Article 11 above and (iii) Beneficiary shall reimburse SSF the operating results generated by the Marketing of the Pharmaceutical products during the Transition Period less the sums paid by Beneficiary to SSF under the marketing and distribution agreement.

ARTICLE 13 - CONFIDENTIALITY

Each Party shall, for a period of two (2) years from the date of signature of the Agreement (i) keep confidential all such information as it has received in connection with the negotiation or signature of this Agreement and not disclose such information to any third party, with the exception of the authorities, without prior authorization from the Party that provided the information and (ii) only use such information in furtherance of the purpose of the Agreement.

This obligation does not apply to information:

•                                         already in the public domain at the time it is disclosed by a Party, or which would fall into the public domain for reasons beyond the control of the Party that received the information,

•                                         already known to the Party that received the information prior to the date of signature of this Agreement, provided that such information is not covered by a separate undertaking of confidentiality and restricted use signed by the Parties,

•                                         lawfully transferred to the Party or Parties that received it by a third party not bound by a confidentiality obligation towards the Party which provided the information.

ARTICLE 14 – JURISDICTION

Any dispute that may arise in connection with this Agreement that is not settled within a reasonable time shall be referred to the Paris Commercial Court.

ARTICLE 15 – NOTICE

Any notice given under this Agreement shall be given by registered letter, return receipt requested mailed to the following addresses:

To SSF: Attention: Legal Director– France at:

9 Boulevard Romain Rolland
75159 Paris Cedex 14

With a copy to the Legal Director - Operations at:

174 Avenue de France
75013 Paris

To Beneficiary: Attention: Legal Director at:

20 Rue Charles Martigny
94700 Maisons-Alfort

ARTICLE 16 – COSTS, FEES, TAXES

Each Party shall pay all the fees and costs that it incurs in connection with this Agreement and for the consummation of the transfer of rights and assets which is its purpose. It is understood and agreed by the Parties, however, that all excise taxes, sales or standard business taxes, registration and filing fees and/or value-added tax, transfer duties, stamp duties, filing registration fees and other similar taxes (with the exception of corporate income tax, in order to avoid any ambiguity on that point), which may be collected by the tax authorities in connection with this Agreement and the consummation of the transfer of the rights and assets which is the purpose of such Agreement, shall be borne solely by Beneficiary. Beneficiary shall register this Agreement in accordance with the provisions of French Tax Code article 719 and shall promptly give SSF a copy of the Agreement bearing the references of the corresponding registration.

Executed in Paris

On December 8, 2004

In two (2) original copies, of which one (1) for each Party

For SANOFI-SYNTHELABO FRANCE	FOR CEPHALON FRANCE

/s/ Christian Lajoux	/s/ Alain Aragues
Christian Lajoux	Alain Aragues
Title: President and Managing Director	Title: President and Managing Director

/s/ Didier Blondel	/s/ Ann Baugas
Didier Blondel	Ann Baugas
Title: Finance Director	Title: Legal Director